EXHIBIT 99.1

Media Contact:	Ginger L. Adamiak gadamiak@kcsouthern.com	Phone: 816/983-1501

KCS Announces Amended and Restated $200 Million KCSM Credit Facility

Kansas City, Missouri, September 30, 2011. Kansas City Southern (“KCS” or the “Company”) (NYSE: KSU) today announced its subsidiary Kansas City Southern de México, S.A. de C.V. (“KCSM”) has entered into a $200 million credit facility expiring September 30, 2016. The facility amends and restates KCSM’s previous $100 million credit facility expiring August 30, 2013 and will improve liquidity and financial flexibility at KCSM.

Participants in the amended and restated facility include JP Morgan as Administrative, Syndication and Collateral Agent; JP Morgan and Bank of America Merrill Lynch as Joint Lead Arrangers; JP Morgan, Bank of America Merrill Lynch, and BBVA as Joint Bookrunners, Bank of America Merrill Lynch and BBVA as Co-Documentation Agents, and The Royal Bank of Scotland, Citibank, Comerica Bank, Wells Fargo Bank, N.A. and Scotia Capital as Lenders.

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.